Exhibit 99.1

Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, PA 17543-7000

Tel 717-626-4721

Fax 717-626-1874

NEWS RELEASE

MEDIA CONTACT:

Alison van Harskamp, Vice President and Director of Communications

Susquehanna Bancshares, Inc., (717) 625-6260, communications@susqbanc.com

Susquehanna Bancshares Combines First Susquehanna Bank

and Trust and WNB Bank into Susquehanna Bank PA

Consolidation and name change will take effect late today

FOR IMMEDIATE RELEASE (Lititz, Pa., January 21, 2005): Susquehanna Bancshares, Inc., (Susquehanna) (Nasdaq: SUSQ) will consolidate its subsidiary banks First Susquehanna Bank and Trust, Sunbury, Pa. and WNB Bank, Williamsport, Pa. into its Susquehanna Bank PA subsidiary later today at 11:59 p.m. Once complete, the Pennsylvania state-chartered Susquehanna Bank PA will have $2.3 billion in combined assets, 473 employees, and will operate 58 Pa. banking offices in Lancaster, Lycoming, Northumberland, Snyder, Union and York counties. Susquehanna Bank PA will be headquartered in Lancaster, Pa. and will operate under the market name Susquehanna Bank. First Susquehanna Bank and Trust and WNB Bank have been affiliated with Susquehanna Bancshares and its family of banks since 1985 and 1986, respectively.

First Susquehanna Bank and Trust and WNB Bank customers began receiving mailings in November 2004 detailing the consolidation. Signage at First Susquehanna Bank and Trust and WNB Bank branches will begin changing this weekend to feature the Susquehanna Bank name and brand. No branches were closed at either bank as a result of the consolidation.

Susquehanna announced the consolidation plan in October 2004 in conjunction with the launch of its new branding strategy, which will unify the company’s many financial services affiliates under a common master brand. Susquehanna affiliates currently operating under individual brands will adopt the master brand—Susquehanna—and will incorporate Susquehanna into their legal and market name. The branding and realignment will provide customers easier access to more banking offices and will create banks of greater size allowing Susquehanna to increase its presence in target markets.

“Customer feedback has been very positive in the markets where we’ve implemented the new, common brand,” said Susquehanna Chairman, President and CEO William J. Reuter. “Customers are finding it easier to locate and access our many banking offices, especially as their business or leisure travels take them from county to county and state to state. After the branding project is complete, customers will recognize that they can to do their banking business at our 157 banking offices and 170 ATMs in Maryland, New Jersey, Pennsylvania and West Virginia. That type of banking convenience is a major benefit.”

Susquehanna Bank PA will become the second Susquehanna bank affiliate to adopt the new brand. The company branded its Marlton, N.J.-based bank, Susquehanna Patriot Bank, in June 2004. Susquehanna

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Patriot Bank has $2.1 billion in assets and operates a total of 37 banking offices—22 Pa. banking offices in Berks, Chester, Delaware, Lehigh, Montgomery and Northampton counties and 15 N.J. banking offices in Burlington, Camden and Gloucester counties. Pending regulatory approvals, Susquehanna will form its third branded bank, Susquehanna Bank, in April 2005 by combining its subsidiaries Citizens Bank of Southern Pennsylvania, Greencastle, Pa.; Farmers & Merchants Bank and Trust, Hagerstown, Md.; First American Bank of Pennsylvania, Everett, Pa.; and, Susquehanna Bank, Towson, Md. The Maryland state-chartered bank is projected to have $2.8 billion in combined assets and will operate a total of 62 banking offices—13 Pa. banking offices in Bedford, Blair and Franklin counties, 44 Md. banking offices in Allegany, Anne Arundel, Baltimore, Carroll, Garrett, Harford, Howard, Washington and Worcester counties, and five W.Va. banking offices in Berkeley and Jefferson counties.

Susquehanna is a financial services holding company, operating in multiple states, with assets of $7.5 billion. It provides financial services through its subsidiaries at over 175 locations in the mid-Atlantic region. In addition to its commercial banks, Susquehanna operates a trust and investment company, an asset management company, a property and casualty insurance brokerage company, a commercial leasing company and a vehicle leasing company. Investor information may be requested on Susquehanna’s Web site at www.susqbanc.com.

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